SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                         (Amendment No.  -----------)*


                               EpiCept Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   294264 20 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

     [ ]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [X]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 2 of 25
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,553,286

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 3 of 25
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM Management III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,553,286

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 4 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM Capital Corporation
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,553,286

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 5 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM IV GmbH & Co. KG
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,553,286

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 6 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM Capital GmbH
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,553,286

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 7 of 25
----------------------                                    ----------------------



--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TVM IV Management GmbH & Co. KG
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,553,286

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 8 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Friedrich Bornikoel
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,208
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  1,208
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,554,494

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 2 05                 13G                   Page 9 of 25
----------------------                                    ----------------------



--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gert Caspritz
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                20,209
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,408,464
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  20,209
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,408,464
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,428,673

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 10 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John Chapman
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,408,464
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,408,464
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,408,464

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 11 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christian Claussen
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,553,286

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 12 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John DiBello
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,208
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  1,208
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,554,494

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 13 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alexandra Goll
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [ ]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,208
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  1,208
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,554,494

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 14 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Hans Schreck
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,408,464
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,408,464
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,408,464

-------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264 20 5                 13G                   Page 15 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Helmut Schuhsler
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                6,042
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  6,042
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,559,328

-------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 16 of 25
----------------------                                    ----------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bernd Seibel
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,208
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,553,286
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  1,208
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                4,553,286
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,554,494

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 17 of 25
----------------------                                    ----------------------


Item 1(a).    Name of Issuer:
              --------------

              EpiCept Corporation (the "Issuer").

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              777 Old Saw Mill River Road
              Tarrytown, New York 10591

Item 2(a).    Name of Persons Filing:
              ----------------------

              This statement is filed by TVM III Limited Partnership ("TVM III"); TVM Management III Limited Partnership, which is the sole general partner of TVM III ("TVM Management III"); TVM Capital Corporation ("TVM Capital"), which is the sole general partner of TVM Management III; TVM IV GmbH & Co. KG ("TVM IV"); TVM Capital GmbH, the sole general partner of TVM IV; TVM IV Management GmbH & Co. KG, the managing limited partner and investment committee of TVM IV ("TVM IV Management"); Friedrich Bornikoel ("Bornikoel"); Christian Claussen ("Claussen"); John DiBello ("DiBello"); Alexandra Goll ("Goll"); Helmut Schuhsler ("Schuhsler") and Bernd Seibel ("Seibel") who are the directors and executive officers of TVM Capital (collectively the "TVM III Managers"); Dr. Gert Caspritz ("Caspritz"); John Chapman ("Chapman") and Hans Schreck ("Schreck"); who, together with the TVM III Managers are limited partners of, and serve as members of the investment committee of TVM IV Management (collectively, the "TVM IV Managers"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively referred to as the "Reporting Persons."

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------

              The principal address for TVM III, TVM Management III, TVM Capital, Caspritz, and DiBello is 101 Arch Street, Suite 1950, Boston, MA 02110. The principal address for TVM IV, TVM IV Management, TVM Capital GmbH, Bornikoel, Chapman, Claussen, Goll, Schreck, Schuhsler and Seibel is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany.

Item 2(c).    Citizenship:
              -----------

              TVM III and TVM Management III are limited partnerships organized under the laws of the state of Delaware. TVM Capital is a corporation organized under the laws of the state of Delaware. TVM IV and TVM IV Management are German limited partnerships, and TVM Capital GmbH is a German limited liability company. Each of Chapman and DiBello is a citizen of the United States and each of Bornikoel, Caspritz, Claussen, Goll, Schreck, Schuhsler and Seibel are citizens of Germany.

Item 2(d).    Title of Class of Securities:
              ----------------------------

              Common Stock, $.0001 par value per share (the "Common Stock").

Item 2(e).    CUSIP Number: 294264 20 5
              ------------

Item 3.       If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
              ----------------------------------------------------------------
              or (c), Check Whether the Person filing is a:
              --------------------------------------------

              Not applicable.

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 18 of 25
----------------------                                    ----------------------


Item 4.       Ownership.
              ---------

              (a) Amount Beneficially Owned:

              TVM III is the record owner of 1,144,822 shares of Common Stock as of December 31, 2006 (the "TVM III Shares"). As the sole general partner of TVM III, TVM Management III may be deemed to own beneficially the TVM III Shares. As the general partner of TVM Management III, TVM Capital likewise may be deemed to own beneficially the TVM III Shares. As the individual executive officers and directors of TVM Capital, each of the TVM III Managers also may be deemed to own beneficially the TVM III Shares.

              TVM IV is the record owner of 3,408,464 shares of Common Stock as of December 31, 2006 (the "TVM IV Shares"). As the sole general partner of TVM IV, TVM Capital GmbH may be deemed to own beneficially the TVM IV Shares and as the managing limited partner of TVM IV, TVM IV Management likewise may be deemed to own beneficially the TVM IV Shares. As the limited partners and members of the investment committee of TVM IV Management, each of the TVM Managers also may be deemed to own beneficially the TVM IV Shares.

              As of December 31, 2006, Bornikoel is the record owner of 1,208 shares of Common Stock (the "Bornikoel Shares"). Accordingly Bornikoel may be deemed to be the beneficial owner of the Bornikoel Shares in addition to the TVM III Shares and the TVM IV Shares, for a total of 4,554,494 shares of Common Stock.

              As of December 31, 2006, Caspritz is the record owner of 6,042 shares of Common Stock and options to purchase 14,167 shares of Common Stock exercisable within 60 days (the "Caspritz Shares"). Accordingly Caspritz may be deemed to be the beneficial owner of the Caspritz Shares in addition to the TVM IV Shares, for a total of 3,428,673 shares of Common Stock.

              As of December 31, 2006, DiBello is the record owner of 1,208 shares of Common Stock (the "DiBello Shares"). Accordingly DiBello may be deemed to be the beneficial owner of the DiBello Shares in addition to the TVM III Shares and the TVM IV Shares, for a total of 4,554,494 shares of Common Stock.

              As of December 31, 2006, Goll is the record owner of 1,208 shares of Common Stock (the "Goll Shares"). Accordingly Goll may be deemed to be the beneficial owner of the Goll Shares in addition to the TVM III Shares and the TVM IV Shares, for a total of 4,554,494 shares of Common Stock.

              As of December 31, 2006, Schuhsler is the record owner of 6,042 shares of Common Stock (the "Schuhsler Shares"). Accordingly Schuhsler may be deemed to be the beneficial owner of the Schuhsler Shares in addition to the TVM III Shares and the TVM IV Shares, for a total of 4,559,328 shares of Common Stock.

              As of December 31, 2006, Seibel is the record owner of 1,208 shares of Common Stock (the "Seibel Shares"). Accordingly Seibel may be deemed to be the beneficial owner of the Seibel Shares in addition to the TVM III Shares and the TVM IV Shares, for a total of 4,554,494 shares of Common Stock.

              As of December 31, 2006, by virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, Claussen may be deemed to share the power to direct the disposition and vote of the TVM III Shares and the TVM IV Shares for an aggregate of 4,553,286 shares and Chapman and Schreck may be deemed to share the power to direct the disposition and vote of the TVM IV

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 19 of 25
----------------------                                    ----------------------


              Shares for an aggregate of 3,408,464 shares.

              (b) Percent of Class:

              See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 33,248,559 shares of Common Stock reported to be outstanding as of January 30, 2007 in the Issuer's most recently filed Form S-1/A as filed with the SEC on January 30, 2007, as adjusted pursuant to Rule 13d-3(d)(1).

              (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See line 5 of cover sheets.

                    (ii) shared power to vote or to direct the vote: See line 6 of cover sheets.

                    (iii) sole power to dispose or to direct the disposition:
                          See line 7 of cover sheets.

                    (iv)  shared power to dispose or to direct the disposition:
                          See line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which
              ---------------------------------------------------------
              Acquired the Security Being Reported on by the Parent Holding
              -------------------------------------------------------------
              Company or Control Person.
              -------------------------

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------

              Not applicable. The Reporting Persons expressly disclaim membership in a group as used in Rule 13d-5(b)

Item 9.       Notice of Dissolution of Group.
              ------------------------------

              Not applicable.

Item 10.      Certification.
              -------------

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 20 of 25
----------------------                                    ----------------------


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2007




TVM III LIMITED PARTNERSHIP

By: TVM Management III Limited Partnership, its General Partner

By: TVM Capital Corporation, its General Partner


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer



TVM MANAGEMENT III LIMITED PARTNERSHIP

By: TVM Capital Corporation, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer



TVM CAPITAL CORPORATION



By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 21 of 25
----------------------                                    ----------------------




TVM IV GMBH & CO. KG

By: TVM Capital GmbH, its General Partner


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ Gert Caspritz
         -----------------------------------
         Name:  Gert Caspritz
         Title: Managing Limited Partner



TVM IV MANAGEMENT GMBH & CO. KG

By: TVM Capital GmbH, its General Partner


By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist



TVM CAPITAL GMBH


BBy:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 22 of 25
----------------------                                    ----------------------




/s/ Friedrich Bornikoel
----------------------------------------------
Friedrich Bornikoel



/s/ Gert Caspritz
----------------------------------------------
Dr. Gert Caspritz


/s/ John Chapman
----------------------------------------------
John Chapman


/s/ Christian Claussen
----------------------------------------------
Christian Claussen


/s/ John J. DiBello
----------------------------------------------
John J. DiBello


/s/ Alexandra Goll
----------------------------------------------
Alexandra Goll


/s/ Hans Schreck
----------------------------------------------
Hans Schreck


/s/ Helmut Schuhsler
----------------------------------------------
Helmut Schuhsler


/s/ Bernd Seibel
----------------------------------------------
Bernd Seibel

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 23 of 25
----------------------                                    ----------------------

                                                                      Exhibit 1
                                                                      ----------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of EpiCept Corporation.

EXECUTED as a sealed instrument this 14th day of February, 2007.

TVM III LIMITED PARTNERSHIP

By: TVM Management III Limited Partnership, its General Partner

By: TVM Capital Corporation, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer



TVM MANAGEMENT III LIMITED PARTNERSHIP

By: TVM Capital Corporation, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer



TVM CAPITAL CORPORATION

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Treasurer

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 24 of 25
----------------------                                    ----------------------


TVM IV GMBH & CO. KG

By: TVM Capital GmbH, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Managing Limited Partner


By:      /s/ Gert Caspritz
         -----------------------------------
         Name:  Gert Caspritz
         Title: Managing Limited Partner



TVM IV MANAGEMENT GMBH & CO. KG

By: TVM Capital GmbH, its General Partner

By:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist



TVM CAPITAL GMBH


BBy:      /s/ John J. DiBello
         -----------------------------------
         Name:  John J. DiBello
         Title: Prokurist

----------------------                                    ----------------------
CUSIP No. 294264205                 13G                   Page 25 of 25
----------------------                                    ----------------------




/s/ Friedrich Bornikoel
--------------------------------------
Friedrich Bornikoel


/s/ Gert Caspritz
--------------------------------------
Dr. Gert Caspritz



/s/ John Chapman
--------------------------------------
John Chapman



/s/ Christian Claussen
--------------------------------------
Christian Claussen



/s/ John J. DiBello
--------------------------------------
John J. DiBello



/s/ Alexandra Goll
--------------------------------------
Alexandra Goll



/s/ Hans Schreck
--------------------------------------
Hans Schreck



/s/ Helmut Schuhsler
--------------------------------------
Helmut Schuhsler



/s/ Bernd Seibel
--------------------------------------
Bernd Seibel